Registration Statement No. 33-60545






               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                 POST EFFECTIVE AMENDMENT NO. 1

                               TO

                            FORM S-4

                     REGISTRATION STATEMENT

                              UNDER

                   THE SECURITIES ACT OF 1933


                       FIFTH THIRD BANCORP
       (Exact name of Issuer as specified in its Charter)


          Ohio                          31-0854434
(State of Incorporation)    (I.R.S. Employer Identification Number)


                              6711
    (Primary Standard Industrial Classification Code Number)


                        Fifth Third Center
                     Cincinnati, Ohio  45263
                       (513) 579-5300
  (Address and Telephone Number of Principal Executive Office)


           Harvey Jay Cohen (replacing S. Richard Arnold)
                       255 E. Fifth Street
                       1900 Chemed Center
                     Cincinnati, Ohio  45202
                         (513) 977-8200
   (Name, Address and Telephone Number of Agent for Service)

    At 4:30 p.m. E.S.T. on July 10, 1995, a Registration Statement on Form S-4 filed by Fifth Third Bancorp ("Fifth Third"), Registration Statement No. 33-60545, became effective with the Securities and Exchange Commission. Pursuant to such Registration Statement, Fifth Third registered 188,000 shares of common stock without par value in connection with Fifth Third's acquisition of the Bank of Naples ("Naples"). The exact number of shares to be issued in connection with this transaction was to be determined in accordance with an Affiliation Agreement, as amended, dated as of April 4, 1995 by and between Fifth Third and Naples and a related Plan and Agreement of Merger, as amended and restated, dated as of April 4, 1995.

    Fifth Third hereby files this Post-Effective Amendment No. 1 to Registration Statement No. 33-60545 to remove from registration by means of a post-effective amendment 10,646 shares of the securities registered thereunder. The number of shares of Fifth Third common stock registered under Registration Statement No. 33-60545 was an estimate of the number of shares necessary to exchange all of the outstanding shares of Naples common stock into shares of Fifth Third common stock. The exact number of shares of Fifth Third common stock necessary for such exchange could not be determined at the time of the filing of the Registration Statement because the exchange ratio was based upon the market price of Fifth Third common stock for a specific number of days preceding the closing of the transaction, which could not be determined until a few days prior to the closing, and thus well after the date of the filing of the Registration Statement.

   Consequently, Fifth Third hereby deregisters the 10,646 shares of Fifth Third common stock without par value not issued in connection with the aforementioned transaction.

                       SIGNATURES

   In accordance with the provisions of Rule 478 and pursuant to the terms of Registration Statement No. 33-60545, the undersigned agent and duly appointed attorney-in-fact has signed the Post-Effective Amendment No. 1 to said Registration Statement on the date and at the place set forth below.

Cincinnati, Ohio                FIFTH THIRD BANCORP

Date: October 6, 1995          By: /s/ George A. Schaefer, Jr.
                                   George A. Schaefer, Jr.
                                   President and Chief Executive
                                   Officer


   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:



/S/ George A. Schaefer, Jr.*  President and     October 6, 1995
George A. Schaefer, Jr.       Chief
                              Executive
                              Officer

Principal Financial Officer:

/S/ George A. Schaefer, Jr.*  Senior Vice       October 6, 1995
P. Michael Brumm              President and
                              Chief
                              Financial
                              Officer


Directors of the Company:


/S/ George A. Schaefer, Jr.*                    October 6, 1995
John F. Barrett


/S/ George A. Schaefer, Jr.*                    October 6, 1995
Milton C. Boesel, Jr.


/S/ George A. Schaefer, Jr.*                    October 6, 1995
Clement L. Buenger


Gerald V. Dirvin

Thomas B. Donnell



Richard T. Farmer


/S/ George A. Schaefer, Jr.*                      October 6, 1995
John D. Geary


/s/ George A. Schaefer, Jr.*                      October 6, 1995
Ivan W. Gorr


/S/ George A. Schaefer, Jr.*                      October 6, 1995
Joseph H. Head, Jr.


/S/ George A. Schaefer, Jr.*                      October 6, 1995
Joan R. Herschede


/S/ George A. Schaefer, Jr.*                      October 6, 1995
William G. Kagler


/S/ George A. Schaefer, Jr.*                      October 6, 1995
William J. Keating


/S/ George A. Schaefer, Jr.*                      October 6, 1995
James D. Kiggen


/s/ George A. Schaefer, Jr.*                      October 6, 1995
Robert B. Morgan



Michael H. Norris


/S/ George A. Schaefer, Jr.*                      October 6, 1995
Brian H. Rowe


/S/ George A. Schaefer, Jr.*                      October 6, 1995
George A. Schaefer, Jr.


/S/ George A. Schaefer, Jr.*                      October 6, 1995
John J. Schiff, Jr.


/S/ George A. Schaefer, Jr.*                      October 6, 1995
Dennis J. Sullivan, Jr.


                                                  October 6, 1995
Dudley S. Taft


* George A. Schaefer, Jr., by signing his name hereto, signs this document on behalf of himself as a director and on behalf of each person indicated above pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                              /s/ George A. Schaefer, Jr.
                             George A. Schaefer, Jr.,
                             Attorney-In-Fact